THE KOREA FUND, INC.
Action by Written Consent of the Insurance Committee
     The undersigned, being all of the members of the Insurance Committee (the “Committee”) of the Board of Directors of The Korea Fund, Inc., a Maryland corporation (the “Fund”), do hereby consent to the following actions, which actions shall be treated for all purposes as a vote taken at a meeting of the Committee.
Fidelity Bond, Directors & Officers/Errors & Omissions and Independent
Director Liability Insurance
RESOLVED, that the extension of the Fund’s fidelity bond, directors and officers liability policy and independent directors liability policy, from March 31, 2009 to April 30, 2009, as presented at the Meeting, be, and it hereby is, approved.
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     This written consent may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and the Fund is hereby directed to file this consent, when fully executed, in the minute book of the Fund.

/s/ Julian Reid
Julian Reid

/s/ Richard A. Silver
Richard A. Silver
Dated as of October 27, 2010